Exhibit 99.1

Apollo Investment Corporation

Enters New Four-Year $1.14 Billion Senior Secured Revolving Credit Facility

New York, NY — May 23, 2012 — Apollo Investment Corporation (NASDAQ: AINV) or the “Company”, “Apollo Investment”, “we” or “our” today announced that it has entered into a new four-year $1.14 billion senior secured revolving credit facility (the “Facility”). The Facility matures in May 2016, and includes a one year amortization period beginning in May 2015. The stated interest rate on the Facility is LIBOR plus 225 basis points, a 75 basis point reduction from our prior facility.

The Facility contains an accordion feature whereby it can be expanded to $1.71 billion under certain conditions. The Facility includes customary covenants, including minimum asset coverage and minimum equity requirements, as well as customary events of default.

Mr. James Zelter, Apollo Investment Corporation’s Chief Executive Officer, said, “We are pleased to announce this new revolving credit facility which will provide us with substantial long-term liquidity and flexibility to execute our strategic objectives, while lowering our interest costs. We are extremely appreciative of the support Apollo Investment Corporation received from our existing lenders as well as from four new lenders.”

J.P. Morgan Securities LLC acted as lead arranger. SunTrust Bank acted as syndication agent and JPMorgan Chase Bank, N.A., acted as administrative agent and Bank of America, N.A., as documentation agent.

About Apollo Investment Corporation

Apollo Investment Corporation (NASDAQ: AINV) is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company provides private debt market solutions to middle market companies in the form of senior secured, mezzanine and asset based loans and may also acquire equity interests. The Company seeks to provide private financing solutions for private companies that do not have access to the more traditional providers of credit. Apollo Investment Corporation is managed by Apollo Investment Management, L.P., an affiliate of Apollo Global Management, LLC, a leading global alternative investment manager. For more information, please visit http://www.apolloic.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, including, but not limited to, statements as to our future operating results; our business prospects and the prospects of our portfolio companies; the impact of investments that we expect to make; the dependence of our future success on the general economy and its impact on the industries in which we invest; the ability of our portfolio companies to achieve their objectives; our expected financings and investments; the adequacy of our cash resources and working capital; and the timing of cash flows, if any, from the operations of our portfolio companies.

We may use words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may” and similar expressions to identify forward-looking statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.

Contact

Elizabeth Besen

Investor Relations Manager

Apollo Investment Corporation

(212) 822-0625

ebesen@apolloic.com

SOURCE: Apollo Investment Corporation

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